Exhibit 4.1

WARRANT

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON ITS EXERCISE OR CONVERSION HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED EXCEPT (I) IN ACCORDANCE WITH THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM, OR (II) WHERE, IN THE OPINION OF COUNSEL, REGISTRATION UNDER THE SECURITIES ACTS OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.

[•]Shares of Voting Common Stock	No. [•] WARRANT

This WARRANT (this “Warrant”) is issued as of June 19, 2020 (the “Initial Issuance Date”), by ATHENEX, INC., a Delaware corporation (the “Company”), to [•], a [•] (“Purchaser” and, together with any assignee(s) or transferee(s), “Holder” or “Holders”).

WHEREAS, the Company, certain subsidiaries of the Company as guarantors, the Purchaser as lender and the other lenders party thereto, and Oaktree Fund Administration, LLC as administrative agent are parties to that certain Credit Agreement and Guaranty, dated as of June 19, 2020 (the “Credit Agreement”), pursuant to which the Company may borrow from Purchaser, and Purchaser may loan to the Company, up to $225,000,000 from the date of the Credit Agreement through the Maturity Date; and

WHEREAS, the Company is issuing this Warrant to Purchaser as a condition precedent to the making of the loans by Purchaser pursuant to the Credit Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Purchaser agree as follows:

Section 1. Definitions. Unless otherwise defined herein, capitalized terms have the meanings set forth in the Credit Agreement (as in effect on the date hereof), however, the following terms when used herein have the following meanings:

“Aggregate Exercise Price” means, in connection with any Exercise of this Warrant pursuant to Section 4 (whether in whole or in part), an amount equal to the product of (i) the number of Underlying Shares in respect of which this Warrant is then being exercised pursuant to such Section 4, multiplied by (ii) the Exercise Price.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the independent members of the Board of Directors of the Company, acting in good faith. If the Holder objects in writing to the Board of Directors’ calculation of Fair Market Value within ten (10) days of receipt of written notice thereof and the Holder and the Company are unable to agree on Fair Market Value during the five (5) day period following the delivery of the Holder’s objection, the valuation dispute resolution procedure set forth in Section 21 hereof shall be invoked to determine Fair Market Value.

“Market Price” means, with respect to a particular security, on any given day, the last reported sale price, regular way, or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the last quoted bid price in the over-the-counter market as reported by Pink Sheets LLC or similar organization. “Market Price” shall be determined without reference to after hours or extended hours trading. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Voting Common Stock shall be deemed to be the fair market value per share of such security as determined in good faith by the independent members of the Board of Directors in reliance upon an opinion of an accounting firm of nationally recognized standing retained by the Company for this purpose and reasonably acceptable to the Holder (or if there is more than one Holder, a majority in interest of Holders excluding any Holder that is an Affiliate of the Company). For the purposes of determining the Market Price of the Voting Common Stock on the Trading Day preceding, on or following the occurrence of an event, (i) that Trading Day shall be deemed to commence immediately after the regular scheduled closing time of trading on the Trading Market on which the Voting Common Stock is listed or, if trading is closed at an earlier time, such earlier time and (ii) that Trading Day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last Trading Day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).

“Trading Day” means a day on which the Voting Common Stock is traded on a Trading Market or, if the Voting Common Stock is not traded on a Trading Market, then on the principal securities exchange or securities market on which the Voting Common Stock is then traded.

“Trading Market” means any market or exchange of The Nasdaq Stock Market LLC or the New York Stock Exchange.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (i) if the Voting Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Voting Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Voting Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading day from 9:30 a.m. (New York City time) to 4:00 pm (New York City time)), (ii) if the Voting Common Stock is not then listed on a Trading Market or quoted for trading on the OTC Bulletin Board and if prices for the Voting Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Voting Common Stock so reported or (iii) in all other cases, the fair market value of a share of Voting Common Stock as determined by an independent nationally recognized investment banking, accounting or valuation firm selected in good faith by the Company and reasonably acceptable to the Holder, the fees and expenses of which shall be paid by the Company.

Section 2. Issuance of Warrant; Term. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby grants to Holder the right to purchase from the Company [•] fully paid and nonassessable shares of the Company’s voting common stock having a par value $0.001 per share (the “Voting Common Stock”). The shares of Voting Common Stock issuable upon exercise of this Warrant are hereinafter referred to as the “Underlying Shares.” This Warrant shall be exercisable at any time and from time to time, in whole or in part, during the seven (7) year period commencing on the date hereof (the last day of this seven (7) year period is referred to as the “Expiration Date”).

Section 3. Exercise Price. The exercise price per share of Voting Common Stock for which each Underlying Share may be purchased pursuant to this Warrant shall be $12.63 (the “Exercise Price”), subject to adjustment pursuant to Section 7 hereof.

Section 4. Exercise.

(a) This Warrant may be exercised by the Holder hereof as to all or any portion of the Underlying Shares, upon delivery of written notice to the Company, together with this original Warrant and (x) payment to the Company of the Aggregate Exercise Price or (y) instruction to the Company to withhold a number of the Underlying Shares then issuable upon exercise of this Warrant with an aggregate value (determined on the basis of the average Market Price per share for the Voting Common Stock on the last five Trading Days for such stock immediately prior to the Exercise Date, as defined below) equal to (as nearly as possible without being less than) such Aggregate Exercise Price (collectively, the “Exercise”, with the date of an Exercise being an “Exercise Date”). The Exercise Price (if paid pursuant to clause (x) above) shall be payable by delivery by the Holder of a certified or official bank check payable to the order of the Company or wire transfer of immediately available funds to an account designated by the Company. This Warrant shall be deemed to have been so exercised as of the applicable Exercise Date, and the Holder shall be entitled to receive the Underlying Shares issuable upon such Exercise and be treated for all purposes as the holder of record of the Underlying Shares as of such date. Upon the Exercise of this Warrant, the Company shall, within two (2) Business Days of the Exercise Date (the “Underlying Share Delivery Date”), execute and deliver to the Holder of this Warrant (a) a statement confirming the total number of Underlying Shares for which this Warrant is being exercised, and (b) (i) if the Underlying Shares are issued in certificate form, a certificate or certificates for the number of Underlying Shares issuable upon such Exercise, or (ii) if the Underlying Shares are issued in uncertificated form, a written confirmation evidencing the book-entry registration of such Underlying Shares in the Holder’s name; provided that if the Company fails to deliver to Holder such certificate or certificates (in the case of Underlying Shares issued in certificate form) or written confirmation (in the case of Underlying Shares issued in uncertificated form) by the Underlying Share Delivery Date, the Holder will have the right to rescind such Exercise. Any rescission by the Holder pursuant to this Section 4(a) shall not affect any other remedies available to the Holder under applicable law or equity or pursuant to Section 13 hereof as a result of the Company’s failure to timely deliver the Underlying Shares. If this Warrant shall be exercised with respect to less than all of the Underlying Shares, the Company shall deliver a new Warrant covering the number of Underlying Shares in respect of which this Warrant shall not have been exercised, which new Warrant shall in all other respects be identical to this Warrant. The Company covenants and agrees that it will pay when due any and all state and federal issue taxes which may be payable in respect of the issuance of this Warrant or the issuance of any Underlying Shares upon exercise.

(b) In the event of any withholding of shares of Underlying Shares pursuant to Section 4(a)(y) above where the aggregate number of Underlying Shares equal to (as nearly as possible without being less than) the Aggregate Exercise Price is not a whole number, the number of the Underlying Shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share, and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of Underlying Shares being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of Underlying Shares being so withheld or surrendered multiplied by (y) the value per share of Underlying Shares (determined on the basis of the Market Price per share for the Voting Common Stock immediately prior to the applicable Exercise).

(c) The Company shall not knowingly effect the exercise of this Warrant, and the Holder shall not have the right to exercise this Warrant to the extent that, after giving effect to such exercise, the Holder (together with such Person’s Affiliates) would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the Voting Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Voting Common Stock beneficially owned by such Person and its Affiliates shall include the number of shares of Voting Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Voting Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its Affiliates (including, without limitation, any convertible notes or convertible shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Warrant, in determining the number of outstanding shares of Voting Common Stock, a Holder of this Warrant may rely on the number of outstanding shares of Voting Common Stock as reflected in the most recent of (1) the Company’s Form 10-K, Form 10-Q or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Voting Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall, within five (5) Business Days, confirm to such Holder the number of shares of its Voting Common Stock then outstanding. Furthermore, upon the written or oral request of the Company, a Holder shall confirm to the Company its then current beneficial ownership with respect to the Company’s Voting Common Stock.

Section 5. No Fractional Shares. No fractional shares may be issued upon any exercise of this Warrant or as a consequence of any adjustment pursuant to Section 7, and any fractions shall be rounded upwards to the nearest whole number of shares. If upon any exercise or adjustment of this Warrant a fraction of a share results, the Company will pay to the Holder the cash value of any such fractional share, calculated on the basis of the Exercise Price.

Section 6. Securities Laws.

(a) Holder acknowledges that the Underlying Shares are being offered and sold by the Company in accordance with Regulation D under the Securities Act and that the Underlying Shares will constitute “restricted securities” as defined in Rule 144 under the Securities Act. Neither this Warrant nor the Underlying Shares have been registered under the Securities Act, or any state securities laws (“Blue Sky Laws”). This Warrant has been acquired for the Holder’s own account for investment purposes and not with a current view to distribution or resale and may not be sold or otherwise transferred (i) without an effective registration statement for such Warrant under the Securities Act and such applicable Blue Sky Laws, or (ii) unless Holder shall have delivered to the Company an opinion of counsel to the effect that the Warrant or such portion of the Warrant to be sold or transferred may be sold or transferred under an exemption from such registration.

(b) The Company covenants and agrees that all Underlying Shares will, upon issuance and payment therefor, be legally and validly issued and outstanding, free from all taxes, liens, charges and preemptive or similar rights, if any, with respect thereto or to the issuance thereof. The Company will take all such action as may be reasonably necessary or appropriate to assure that the Underlying Shares may be issued as provided herein without violating any applicable law or regulation, or any requirements of the Trading Market upon which the Voting Common Stock may be listed.

(c) The certificates representing the Underlying Shares will bear the following or similar legend, unless the Company determines otherwise in compliance with applicable law:

“THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE US SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS.”

Section 7. Anti-Dilution Adjustments.

(a) If the Company shall at any time prior to the expiration of this Warrant (i) pay a stock dividend or otherwise make a distribution or distributions on shares of Voting Common Stock or any other equity or equity securities, (ii) subdivide the Voting Common Stock (by stock split, recapitalization, or any other similar event) into a larger number of shares, (iii) combine the Voting Common Stock (by stock split or reverse stock split, recapitalization, combination of shares, or any other similar event) or (iv) issue by reclassification of shares of Voting Common Stock any shares of capital stock of the Company (with the exception of any reclassification that constitutes a Fundamental Change, as hereinafter defined), then in each such case the Exercise

Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to (x) the record date for the determination of stockholders entitled to receive such dividend or distribution or (y) the effective date in the case of a subdivision, combination or re-classification by a fraction, the numerator of which shall be the number of shares of Voting Common Stock outstanding immediately before such event and the denominator of which shall be the number of shares of Voting Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the Aggregate Exercise Price shall remain unchanged. Before taking any action which would result in an adjustment in the number of Underlying Shares for which this Warrant is exercisable or to the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

(b) If the Company shall at any time prior to the expiration of this Warrant (in each case, occurring after the date hereof) be a party to any merger, consolidation, exchange of shares of Voting Common Stock, sale of a majority of the Voting Common Stock, sale of all or substantially all of the assets of the Company, separation, reorganization, recapitalization, winding up or liquidation of the Company, or other similar event or transaction (each, a “Fundamental Change”), as a result of which shares of Voting Common Stock shall be changed into the same or a different number or class or classes of securities of the Company or another entity, or the holders of shares of Voting Common Stock are entitled to receive cash or other property, then, upon the Exercise of this Warrant by the Holder, such Holder shall receive, for the Aggregate Exercise Price as in effect immediately prior to such Fundamental Change (subject to all other adjustments under this Warrant), the aggregate number of shares or such other securities, cash or other property which such Holder would have received if this Warrant had been exercised immediately prior to such Fundamental Change (collectively, the “Fundamental Change Receivable”), which, upon the Holder’s election, may be received net of the Aggregate Exercise Price (for the avoidance of doubt, without payment by the Holder of any cash in an amount equal to the then Exercise Price). In the case of any Fundamental Change, the successor or purchasing party of such merger, consolidation, exchange of shares of Voting Common Stock, sale of all or substantially all of the Assets of the Company or reorganization (if other than the Company) shall duly execute and deliver to the Holder a supplement to this Warrant acknowledging the Company and such party’s obligations under this Section 7(b). The terms of this Warrant shall be applicable to the Fundamental Change Receivable due to the Holder upon the consummation of any such Fundamental Change.

(c) If the Company, at any time while this Warrant is outstanding, shall otherwise distribute to all holders of Voting Common Stock (and not to the Holder or Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (for the avoidance of doubt, excluding in each such case any Fundamental Change Receivable), then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction, the numerator of which shall be such VWAP on such record date less the then Fair Market Value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Voting Common Stock, and the denominator of which shall be the VWAP determined as of the record date mentioned above. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(d) Not less than five (5) days prior to the record date or effective date, as the case may be, of any event which requires or might require an adjustment or readjustment pursuant to Section 7(a) or Section 7(c) (each, an “Adjustment Event”), and not less than ten (10) days prior to the record date or effective date, as the case may be, of any Fundamental Change, the Company shall give written notice of such Adjustment Event or Fundamental Change (as applicable) to the Holder or Holders, describing such Adjustment Event or Fundamental Change in reasonable detail and specifying the record date or effective date, as the case may be. Such notice shall additionally include the Company’s certification of the following computations, as applicable, each of which shall have been made by the Company in good faith: (i) in the case of an Adjustment Event, if determinable, the required adjustment and the computation thereof or, if the required adjustment is not determinable at the time of such notice, the Company shall give notice to the Holder or Holders of such adjustment and computation promptly after such adjustment becomes determinable, and (ii) in the case of a Fundamental Change, the number of shares or such other securities, cash or other property which is payable to the Holder or Holders upon the Fundamental Change, the computation thereof, and the computation of the then applicable Exercise Price. Except as otherwise prohibited by applicable laws, to the extent that any notice provided pursuant to this Section 7(d) contains material, non-public information regarding the Company, the Company shall disclose such information regarding the Company in a Current Report on Form 8-K and file such Current Report on Form 8-K with the SEC no later than the second Trading Day following the date such notice is delivered to the Holder.

(e) Notwithstanding any other provision hereof, if an exercise of all or any portion of this Warrant is to be made in connection with a Fundamental Change or a public offering, such exercise may, at the election of the Holder, be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(f) At all times on and prior to the Expiration Date, the Company shall at all times reserve and keep available out of its authorized but unissued Voting Common Stock (or other equity interests then constituting Underlying Shares), solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Underlying Shares issuable upon the exercise of this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates or effectuating the book entry of uncertificated shares to execute and issue, or enter, the necessary certificates or book entries (as applicable) for the Underlying Shares upon the exercise of the purchase rights under this Warrant. The Company shall not increase the par value of any Underlying Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions within its power as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Underlying Shares upon the exercise of this Warrant.

Section 8. Transfer of Warrant. Subject to compliance with applicable federal and state securities laws, the Holder may, from time to time, transfer this Warrant or the Underlying Shares, in each case, in whole or in part, by giving the Company a written notice of the portion of the Warrant or the shares of the Underlying Shares being transferred, such notice to set forth the name, address and taxpayer identification number of the transferee, the anticipated date of such transfer, and surrendering this Warrant or the certificates or book-entry records representing shares of the Underlying Shares, as applicable, to the Company for reissuance to the transferee(s). Upon surrender of this Warrant by a Holder to the Company for transfer, in whole or in part, the Company shall issue a new warrant to such Holder in such denomination as shall be requested by such Holder covering the number of Underlying Shares, if any, in respect of which this Warrant shall not have been transferred. Such new warrant shall be identical in all other respects to this Warrant. This Warrant may be divided or combined with other Warrants upon presentation hereof at the office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with this Section 8 as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated as of the Initial Issuance Date and shall be identical with this Warrant except as to the number of Underlying Shares issuable pursuant thereto.

Section 9. No Impairment. The Company may not, including, without limitation, by amendment of its certificate of incorporation or bylaws, or through a Fundamental Change or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and the Company shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder or Holders against impairment. Without limiting the generality of the foregoing, the Company shall take (a) all such action as may be necessary or appropriate in order that the Company may duly and validly issue fully paid and non-assessable Underlying Shares, free from any taxes, liens, charges and preemptive rights, upon the exercise of this Warrant, and (b) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be necessary to enable the Company to perform its obligations under this Warrant.

Section 10. No Rights or Liabilities as a Stockholder. This Warrant shall not entitle the Holder or Holders hereof to any voting rights or other rights as a stockholder of the Company with respect to the Underlying Shares prior to the exercise of the Warrant. No provision of this Warrant, in the absence of affirmative action by the Holder or Holders to purchase the Underlying Shares, and no mere enumeration herein of the rights or privileges of the Holder or Holders, shall give rise to any liability of such Holder or Holders for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

Section 11. Representations and Warranties of the Company. The Company hereby represents and warrants:

(a) As of the Initial Issuance Date, the Company (A) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (B) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as currently proposed to be conducted, to issue and enter into the Warrant and to carry out the transactions contemplated thereby, and (C) except where the failure to do so, individually or in the aggregate, has not had, and could not be reasonably expected to have, a material adverse effect on the business, assets, financial condition or operations of the Company, is qualified to do business and, where applicable is in good standing, in every jurisdiction where such qualification is required.

(b) This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant (including pursuant to Section 15) shall be, upon issuance, duly authorized and validly issued. This Warrant constitutes, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c) As of the Initial Issuance Date, the execution, delivery and performance by the Company of the Warrant does not and will not (A) violate any material provision of applicable law or the organizational documents of the Company, (B) conflict with, result in a breach of, or constitute (with the giving of any notice, the passage of time, or both) a default under any material agreement of the Company or (C) result in or require the creation or imposition of any lien upon any assets of the Company.

Section 12. Successors. All the covenants and provisions of this Warrant by or for the benefit of the Company or the Holder or Holders shall bind and inure to the benefit of their respective successors and assigns.

Section 13. Survival. The rights of the Holder or Holders under this Warrant, and the covenants and agreements of the Company set forth in this Warrant for the benefit of the Holder or Holders, shall survive exercise of all or any portion of this Warrant and shall inure to the Holder or Holders of any Underlying Shares.

Section 14. Remedies. If the Company violates, breaches or defaults under this Warrant, the Holder may proceed to protect and enforce its rights by any action at law, suit in equity or other appropriate proceeding, whether for specific performance of any agreement contained in this Warrant, or for an injunction against a violation of any of the terms hereof, or in and of the exercise of any power granted hereby or by law, in each case without providing any bond or other security in connection with such action, suit or other proceeding. In case of any violation, breach or default under this Warrant, the Company shall pay to the Holder on demand all reasonable costs and expenses of enforcing the Holder’s rights under this Warrant, including, without limitation, reasonable attorneys’ fees and legal expenses.

Section 15. Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon its receipt of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Underlying Shares (and, in the case of mutilation, the surrender and cancellation of this Warrant or such stock certificate), the Company shall make and deliver to the Holder a new Warrant or stock certificate that is identical to this Warrant or to such stock certificate (as applicable).

Section 16. Tax Treatment. No later than sixty (60) days after the Initial Issuance Date, the Purchaser shall provide the Company with a valuation of the Warrant for tax purposes (the “Proposed Valuation”). If the Company disagrees with the Proposed Valuation, it shall propose reasonable comments to the Proposed Valuation within fifteen (15) days of receiving the Proposed Valuation, and the Purchaser shall consider such comments good faith. Within ninety (90) days after the Initial Issuance Date, the Purchaser shall provide the Company with a final valuation of the Warrant for tax purposes (the “Final Valuation”), and such Final Valuation shall be binding on Purchaser and the Company for all U.S. tax purposes.

Section 17. Article and Section Headings. Numbered and titled article and section headings are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Warrant.

Section 18. Notice. Any and all notices, elections or demands permitted or required to be made under this Warrant shall be in writing, signed by the party giving such notice, election or demand and shall be delivered in accordance with the notice provisions in the Credit Agreement.

Section 19. Severability. If any provisions(s) of this Warrant or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Warrant and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 20. Entire Agreement. This Warrant and between the Company and the Holder represents the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreement are merged herein.

Section 21. Valuation Dispute Resolution. In the case of any dispute as to the determination of any amount or valuation hereunder or in connection with the amount or value of any Voting Common Stock or Underlying Shares to be issued, withheld or otherwise determined, the calculation of the Aggregate Exercise Price or any other computation or valuation required to be made hereunder or in connection herewith, in the event the Holder, on the one hand, and the Company, on the other hand, are unable to settle such dispute within five (5) Business Days, then either party may elect to submit the disputed matter(s) for resolution by KPMG LLP or another accounting firm of nationally recognized standing as may be mutually agreed upon by the Holder and the Company. Such firm’s determination of such disputed matter(s) shall be binding upon all parties absent demonstrable error, and the Company and the Holder shall each pay one half of the fees and costs of such firm.

Section 22. Governing Law. This Warrant and the rights and obligations of the parties hereunder, and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Warrant and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the State of New York.

Section 23. Jurisdiction; Waiver of Venue; Service of Process.

(a) Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto in any way relating to this Warrant or the transactions relating hereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof; and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section 22. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 18.

Section 24. Amendment. No amendment or modification hereof shall be effective except in a writing executed by the Company and the Holder.

Section 25. Counterparts. This Warrant may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Warrant.

Section 26. Waiver of Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS WARRANT THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS WARRANT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 26.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first above written.

COMPANY:

By:
Name:
Title:

PURCHASER:

[•]

By: [•]

By:
Name:
Title:

[Signature Page to Warrant]